IMMUCELL ANNOUNCES TERMINATION OF MAST OUT® LICENSE AND RETURN OF ALL RIGHTS AND DATA FROM PFIZER

PORTLAND, Maine – July 19, 2007 -- ImmuCell Corporation (NASDAQ Capital Market: ICCC) today announced that Pfizer Animal Health has elected to terminate its product development and marketing agreement covering Mast Out®.

“We appreciate the advances that Pfizer has made in the development of this product over the past two and one-half years,” commented Michael F. Brigham, President and CEO.  “Pfizer has generated significant data that supports the product’s efficacy.  We intend to carry on the product development efforts for Mast Out®.”

ImmuCell’s management believes that the termination decision was primarily market driven, rather than arising from any unanticipated efficacy, technical or regulatory issues.

“We believe that this product is approvable by the FDA with a zero milk discard claim and has significant potential market appeal,” commented Joseph H. Crabb, Ph.D., Vice President and Chief Scientific Officer.

As a result of this termination, the Company expects to recognize the remaining deferred income from non-refundable milestone payments received from Pfizer and to write-off the remaining unamortized cost of technology license rights acquired in November 2004.  This will result in a net increase to income before income taxes of approximately $602,000 during the third quarter of 2007, with no impact on cash.

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries.  Press releases and other information about the Company are available at http://www.immucell.com.

Forward-Looking Statement Disclaimer

The foregoing press release contains "forward-looking statements" concerning ImmuCell’s intended development activities and expectations about future marketability and regulatory approvals.  These statements involve numerous risks and uncertainties, including without limitation those relating to the timing and cost of steps necessary to commercialize this product; those arising from market acceptance and competition within our anticipated product markets; those associated with regulation of animal health products in the United States and abroad; and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB and our Quarterly Reports on Form 10-QSB.  Forward-looking statements in this press release are based on our current information and expectations.  Actual results may differ materially due to various factors, including those risks and uncertainties referred to above.

Contact:  Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106